Exhibit 5.1

LEDGEWOOD, P.C.
Two Commerce Square, Suite 3400
2001 Market Street
Philadelphia, PA 19103

October 5, 2016

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

Ladies and Gentlemen:

We have acted as counsel to The Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 17,473,888 shares of the Company's common stock, par value $1.00 per share (the "Common Stock").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of the opinions set forth below. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that the 8,888,888 shares of Common Stock of the 17,473,888 registered will be issued as a result of the automatic conversion of the Company's Series C mandatorily convertible cumulative non-voting perpetual preferred stock, par value $0.01 per share (the "Preferred Stock"), in the manner described in the Registration Statement and in accordance with the certificate of designation relating to the Preferred Stock.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of Common Stock, including the shares of Common Stock to be issued upon conversion of the Preferred Stock, are validly authorized and, when the Registration Statement shall have become effective and such shares of Common Stock have been issued and delivered, such shares of Common Stock will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the federal laws of the United States of America and the Delaware General Corporation law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We consent to the reference to this opinion and to Ledgewood in the prospectus included as part of the Registration Statement (the "Prospectus"), and to the inclusion of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the caption "Legal Matters" in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD
a professional corporation